Exhibit 99.1

Contact: Brett Perryman ir@omam.com (617) 369-7300
OMAM Reports Financial and Operating Results for the Second Quarter Ended June 30, 2016

•	U.S. GAAP earnings of $36.3 million ($0.30 per share) for the quarter and $67.1 million ($0.56 per share) for the year to date, down (26.5)% and (19.7)%, respectively, compared to 2015 periods

•
Economic net income of $36.2 million ($0.30 per share) for the quarter and $68.2 million ($0.57 per share) for the year to date, down (4.7)% and (9.4)%, respectively, compared to 2015 periods (excluding the non-recurring performance fee)

•	AUM of $218.8 billion at June 30, 2016, an increase of 3.0% from December 31, 2015

•
Net client cash flows (“NCCF”) for the quarter of $(2.9) billion yielding an annualized revenue impact of $(3.4) million; year to date NCCF of $(0.5) billion providing positive $3.9 million of annualized revenue impact

•	Partnership with Landmark Partners announced on June 14; on track to close in August

•	$400 million of long term financing raised in July
London - August 4, 2016 - OM Asset Management plc (NYSE: OMAM) reports its results for the second quarter ended June 30, 2016.
“In the second quarter, we continued to make progress executing on our strategy, as we positioned our business for long-term growth by diversifying our franchise through our agreed investment in Landmark Partners. In addition, in July, we strengthened our capital structure through a successful debt offering,” said Peter L. Bain, President and Chief Executive Officer of OMAM. “While our Affiliates’ performance was impacted by continued volatility and uncertainty in the financial markets, higher average assets and management fees generated 11% growth in ENI per share compared to the first quarter. Net client cash flows for the second quarter reflected an anticipated decrease in the pipeline after several large mandates funded in the first quarter, with net flows of $(2.9) billion for the second quarter, which reflect $(3.4) million of annualized net revenue; however, net flows of $(0.5) billion for the year-to-date represent an increase of $3.9 million in our annualized net revenue.
“We are very pleased to have announced our investment in Landmark Partners, a leading global secondary private equity, real estate and real asset firm. We expect to complete the transaction this month and look forward to collaborating with the Landmark team to further grow and diversify their business and expand their distribution capabilities outside of the U.S. In addition, in July, we enhanced our financial flexibility through the placement of a $275 million 10-year institutional debt offering and a $125 million 15-year retail-oriented debt offering. Both Moody’s and S&P issued investment grade ratings in conjunction with the placements. Combined with our cash flow from operations and existing credit facility, this additional capital provides ample capacity to continue to execute our business strategy, including investing in growth initiatives at existing Affiliates and future diversifying acquisitions, while efficiently managing our balance sheet. We continue to enjoy the support of our Parent as it implements its previously announced Managed Separation strategy.”

Table 1: Key Performance Metrics (unaudited)
($ in millions, unless otherwise noted)	Three Months Ended June 30,			Six Months Ended June 30,
U.S. GAAP Basis	2016	2015	Increase (Decrease)	2016	2015	Increase (Decrease)
Revenue	$156.5	$213.5	(26.7)%	$306.1	$374.1	(18.2)%
Income from continuing operations before taxes	48.0	64.7	(25.8)%	92.0	110.9	(17.0)%
Net income	36.3	49.4	(26.5)%	67.1	83.6	(19.7)%
U.S. GAAP operating margin	28%	29%	(135) bps	28%	29%	(91) bps
Diluted shares outstanding (in millions)	119.6	120.5		119.8	120.5
Diluted earnings per share, $	$0.30	$0.41	(26.8)%	$0.56	$0.69	(18.8)%

Economic Net Income Basis (Non-GAAP measure used by management)
ENI revenue*	$160.0	$167.8	(4.6)%	$312.9	$331.1	(5.5)%
Pre-tax economic net income*	47.9	52.2	(8.2)%	90.8	103.2	(12.0)%
Economic net income, excluding non-recurring performance fee*	36.2	38.0	(4.7)%	68.2	75.3	(9.4)%
ENI diluted EPS, excluding non-recurring performance fee, $*	$0.30	$0.32	(6.3)%	$0.57	$0.63	(9.5)%
Adjusted EBITDA, excluding non-recurring performance fee*	50.3	54.4	(7.5)%	95.6	107.9	(11.4)%
ENI operating margin*	36%	38%	(179) bps	35%	37%	(253) bps
Economic net income (including non-recurring performance fee)	36.2	49.4	(26.7)%	68.2	86.7	(21.3)%
ENI diluted EPS (including non-recurring performance fee), $	$0.30	$0.41	(26.8)%	$0.57	$0.72	(20.8)%

Other Operational Information
Assets under management at period end ($ in billions)	$218.8	$226.6	(3.4)%	$218.8	$226.6	(3.4)%
Net client cash flows ($ in billions)	(2.9)	0.8	n/m	(0.5)	0.6	n/m
Annualized revenue impact of net flows ($ in millions)	(3.4)	13.5	n/m	3.9	24.8	(84.3)%
*Excludes impact of the non-recurring performance fee in 2015. For a detailed discussion of this fee, please refer to the Company's Form 10-K filed March 15, 2016.
Please see “Definitions and Additional Notes.” Please see Table 7 for a reconciliation of U.S. GAAP net income to economic net income.

Assets Under Management and Flows

At June 30, 2016, OMAM’s total assets under management (“AUM”) were $218.8 billion, up $0.8 billion or 0.4% compared to $218.0 billion at March 31, 2016, and down $(7.8) billion or (3.4)% compared to $226.6 billion at June 30, 2015. The increase in AUM during the three months ended June 30, 2016 reflects net market appreciation of $3.7 billion, against net outflows of $(2.9) billion.

For the three months ended June 30, 2016, OMAM’s net flows were $(2.9) billion compared to $2.4 billion for the three months ended March 31, 2016 and $0.8 billion for the three months ended June 30, 2015.  Hard asset disposals of $(1.0) billion, $(1.3) billion, and $(0.2) billion are reflected in the net flows for the three months ended June 30, 2016, March 31, 2016 and June 30, 2015, respectively. The change in net flows between last quarter and this quarter resulted from a reduction in gross sales, as the Company sought to rebuild its sales pipeline in a volatile market environment following an unusually strong first quarter. Inflows in the three months ended June 30, 2016 of $4.1 billion compare to $9.4 billion in the first quarter of 2016 and $7.5 billion in the second quarter of 2015, and include decreases in equities and alternative assets. For the three months ended June 30, 2016, the annualized revenue impact of the net flows was $(3.4) million, which compares to $7.3 million for the three months ended March 31, 2016 and $13.5 million for the three months ended June 30, 2015 (see “Definitions and Additional Notes”). Gross inflows of $4.1 billion yielded approximately 46 bps, while gross outflows and hard asset disposals of $(7.0) billion in the same period yielded approximately 32 bps.  The higher fee rate on inflows compared to outflows marks a return to the trend the Company has seen in previous years and a reversal from the first quarter of 2016, which saw a higher fee rate on outflows than inflows.

For the six months ended June 30, 2016, OMAM’s net flows were $(0.5) billion compared to $0.6 billion for the six months ended June 30, 2015. Hard asset disposals of $(2.3) billion and $(0.5) billion are reflected in the net flows for the six months ended June 30, 2016 and June 30, 2015, respectively. For the six months ended June 30, 2016, the annualized revenue impact of the net flows was $3.9 million compared to $24.8 million for the six months ended June 30, 2015. Gross inflows of $13.5 billion in the six months ended June 30, 2016 yielded an average of 40 bps compared to 46 bps in the year-ago period while gross outflows and hard asset disposals of $(14.0) billion yielded 36 bps in the six months ended June 30, 2016 compared to 30 bps in the year-ago period.

Table 2: Assets Under Management Rollforward Summary

($ in billions, unless otherwise noted)	Three Months Ended			Six Months Ended
	June 30, 2016	March 31, 2016	June 30, 2015	June 30, 2016	June 30, 2015
Beginning AUM	$218.0	$212.4	$224.0	$212.4	$220.8
Gross inflows	4.1	9.4	7.5	13.5	14.5
Gross outflows	(6.0)	(5.7)	(6.5)	(11.7)	(13.4)
Hard asset disposals	(1.0)	(1.3)	(0.2)	(2.3)	(0.5)
Net flows	(2.9)	2.4	0.8	(0.5)	0.6
Market appreciation	3.7	3.1	1.1	6.8	4.5
Other*	—	0.1	0.7	0.1	0.7
Ending AUM	$218.8	$218.0	$226.6	$218.8	$226.6

Basis points: inflows	46.4	37.7	46.1	40.3	46.3
Basis points: outflows	32.1	40.0	31.4	36.1	30.4
Annualized revenue impact of net flows ($ in millions)	$(3.4)	$7.3	$13.5	$3.9	$24.8
Derived average weighted NCCF ($ in billions)	(1.0)	2.1	3.9	1.1	7.2
* “Other” in 2015 primarily relates to an Affiliate’s purchase of a joint venture and other Fund disposals. In 2016, “Other” reflects the standardization of AUM definitions across Affiliates and mandates and the revaluation of certain hard assets. These changes align the definition of AUM with management fees charged to clients.

Please see “Definitions and Additional Notes”

Balance Sheet and Capital Management

Condensed Consolidated Balance Sheets as of June 30, 2016 and December 31, 2015 are provided in Table 3 below. During the three months ended June 30, 2016 the Company made net payments of $35.0 million against third party borrowings. At June 30, 2016, the Company had third party borrowings of $50.0 million and shareholders’ equity of $186.8 million. The Company’s ratio of third party borrowings to trailing twelve months Adjusted EBITDA was 0.2x, well below the maximum 3.0x leverage covenant under OMAM’s revolving credit facility. Of the Company’s cash and cash equivalents of $65.1 million at June 30, 2016, $45.1 million was held at Affiliates and $20.0 million was available at the Company.

As of June 30, 2016, the Company managed approximately $116 million of seed capital provided by Old Mutual plc (the “Parent”) under a seed capital arrangement (the “Seed Capital Agreement”) dated October 8, 2014. On June 13, 2016, the Company and its Parent entered into a Heads of Agreement amending certain terms of the Seed Capital Agreement, resulting in the Company’s purchase of approximately $35 million of seed investments in the third quarter of 2016, and the purchase of all remaining seed capital investments covered by the Seed Capital Agreement, up to an incremental $100 million, on or around June 30, 2017. All seed capital was originally expected to be transferred to the balance sheet of the Company on or around January 15, 2018.

In connection with our initial public offering, we entered into a Deferred Tax Asset Deed (“DTA”) with OM Group (UK) Limited (“OMGUK”) that provides for the payment by OMAM to OMGUK of amounts equal to certain deferred tax assets ($181.1 million as of June 30, 2016) existing as of the date of the closing of our initial public offering. On June 13, 2016, the Company and OMGUK entered into a Heads of Agreement amending the DTA to provide that the obligations of the Company to make future payments to OMGUK under the DTA, which were originally scheduled to continue until January 31, 2020, would be settled as of December 31, 2016 in exchange for a payment of the net present value of the future payments due to OMGUK valued as of December 31, 2016. The valuation will be calculated using a discount rate of 8.5% and be paid by the Company to OMGUK in three installments on each of June 30, 2017, December 31, 2017 and June 30, 2018, such payments forward valued at a discount rate of 8.5%. The Company’s current estimate of total payments to be made during this period ranges from $135 million to $145 million. Payments under the DTA will continue as scheduled for the remainder of 2016.

On March 16, 2016, the Company launched a share repurchase program. As of June 30, 2016, the Company has repurchased a total of 921,740 shares in the open market at a weighted average price of $13.22/share.

In July 2016, the Company raised $400.0 million of senior notes, consisting of $275.0 million of senior notes due 2026 (the “Institutional Notes”) and $125.0 million of senior notes due 2031 (the “Retail Notes”). The Institutional Notes will bear interest at a fixed rate of 4.80% per year, payable on a semi-annual basis. The reported interest expense related to these bonds is expected to be approximately $16.7 million per year, including $13.2 million of cash interest expense and approximately $3.5 million of non-cash amortization of fees and losses related to an interest rate hedge. The Retail Notes will bear interest at a fixed rate of 5.125% per year, payable on a quarterly basis. The reported interest expense related to the Retail Notes is expected to be approximately $7.0 million per year, including $6.4 million of cash interest expense and approximately $0.6 million of non-cash amortization of fees and losses related to an interest rate hedge. The Company may redeem all or a portion of the Retail Notes at any time after August 1, 2019.

Table 3: Condensed Consolidated Balance Sheets

($ in millions)	June 30, 2016		December 31, 2015
Assets
Cash and cash equivalents	$65.1		$135.9
Investment advisory fees receivable	142.3		151.8
Investments	217.6		202.6
Other assets	512.3		523.8
Total assets	$937.3		$1,014.1

Liabilities and equity
Accounts payable and accrued expenses	$132.8		$179.7
Due to related parties	207.5		222.9
Third party borrowings	50.0		90.0
Other liabilities	360.2		355.6
Total liabilities	750.5		848.2

Total equity	186.8		165.9
Total liabilities and equity	$937.3		$1,014.1

Third party borrowings / trailing twelve months Adjusted EBITDA	0.2	x	0.4	x
Please see “Definitions and Additional Notes”

Investment Performance

Table 4 below presents a summary of the Company’s investment performance as of June 30, 2016, March 31, 2016, December 31, 2015 and June 30, 2015. Performance is shown on a revenue-weighted basis, an equal-weighted basis and an asset-weighted basis. Please see “Definitions and Additional Notes” for further information on the calculation of performance.

Table 4: Investment Performance

(% outperformance vs. benchmark)	Revenue-Weighted
	June 30, 2016	March 31, 2016	December 31, 2015	June 30, 2015
1-Year	36%	46%	60%	70%
3-Year	63%	68%	83%	74%
5-Year	72%	77%	92%	89%

	Equal-Weighted
	June 30, 2016	March 31, 2016	December 31, 2015	June 30, 2015
1-Year	50%	63%	72%	64%
3-Year	75%	82%	83%	81%
5-Year	80%	84%	88%	88%

	Asset-Weighted
	June 30, 2016	March 31, 2016	December 31, 2015	June 30, 2015
1-Year	33%	53%	72%	61%
3-Year	51%	66%	73%	61%
5-Year	60%	65%	91%	80%
Please see “Definitions and Additional Notes”

As of June 30, 2016, assets representing 36%, 63% and 72% of revenue were outperforming benchmarks on a 1-, 3- and 5- year basis, respectively, compared to 46%, 68% and 77% at March 31, 2016; 60%, 83% and 92% at December 31, 2015; and 70%, 74% and 89% at June 30, 2015. The decline in performance was primarily related to underperformance in large cap U.S. value and non-U.S. equity products during the second quarter of 2016.

Financial Results: U.S. GAAP

Table 5 below presents the Company’s U.S. GAAP Statement of Operations. For the three months ended June 30, 2016 and 2015, diluted earnings per share was $0.30 and $0.41, respectively. For the three months ended June 30, 2016 and 2015, net income was $36.3 million and $49.4 million, respectively, a decrease of $(13.1) million, or (26.5)%.  For the three months ended June 30, 2016, compared to the three months ended June 30, 2015, U.S. GAAP revenue decreased $(57.0) million, or (26.7)%, from $213.5 million to $156.5 million, primarily as a result of a non-recurring performance fee of $48.1 million in the three months ended June 30, 2015 compared to net negative performance fees of $(0.8) million in the three months ended June 30, 2016. Expenses decreased $(38.1) million, or (25.3)%, from $150.6 million for the three months ended June 30, 2015, to $112.5 million for the three months ended June 30, 2016, primarily as a result of decreases in both variable compensation, including compensation related to the non-recurring performance fee, and the revaluation of Affiliate equity and profit interests.

For the six months ended June 30, 2016 and 2015, diluted earnings per share was $0.56 and $0.69, respectively. For the six months ended June 30, 2016 and 2015, net income was $67.1 million and $83.6 million, respectively, a decrease of $(16.5) million, or (19.7)%.  For the six months ended June 30, 2016, compared to the six months ended June 30, 2015, U.S. GAAP revenue decreased $(68.0) million, or (18.2)%, from $374.1 million to $306.1 million, primarily as a result of a decline in performance fees, as discussed above. Expenses decreased $(45.7) million, or (17.1)%, from $266.8 million for the six months ended June 30, 2015, to $221.1 million for the six months ended June 30, 2016, primarily as a result of decreases in both variable compensation, including compensation related to the non-recurring performance fee, and the revaluation of Affiliate equity and profit interests.

Table 5: U.S. GAAP Statement of Operations

($ in millions, unless otherwise noted)	Three Months Ended June 30,			Six Months Ended June 30,
	2016	2015	Increase (Decrease)	2016	2015	Increase (Decrease)
Management fees	$157.1	$164.9	(4.7)%	$306.7	$321.8	(4.7)%
Performance fees	(0.8)	48.6	n/m	(0.8)	52.2	n/m
Other revenue	0.2	—	n/m	0.2	0.1	100.0%
Total revenue	156.5	213.5	(26.7)%	306.1	374.1	(18.2)%
Compensation and benefits (see Table 6)	87.5	126.0	(30.6)%	172.1	220.8	(22.1)%
General and administrative	22.7	22.9	(0.9)%	44.5	42.7	4.2%
Amortization and impairment of acquired intangibles	0.1	0.1	—%	0.1	0.1	—%
Depreciation and amortization	2.2	1.6	37.5%	4.4	3.2	37.5%
Total expenses	112.5	150.6	(25.3)%	221.1	266.8	(17.1)%
Operating income	44.0	62.9	(30.0)%	85.0	107.3	(20.8)%
Investment income	4.5	2.4	87.5%	8.0	5.1	56.9%
Interest income	—	0.1	(100.0)%	—	0.1	(100.0)%
Interest expense	(0.5)	(0.7)	(28.6)%	(1.0)	(1.6)	(37.5)%
Income from continuing operations before taxes	48.0	64.7	(25.8)%	92.0	110.9	(17.0)%
Income tax expense	13.1	16.0	(18.1)%	26.5	28.2	(6.0)%
Income from continuing operations	34.9	48.7	(28.3)%	65.5	82.7	(20.8)%
Gain on disposal of discontinued operations, net of tax	1.4	0.7	100.0%	1.6	0.9	77.8%
Net income	36.3	49.4	(26.5)%	$67.1	$83.6	(19.7)%
Earnings per share, basic, $	$0.30	$0.41	(26.8)%	$0.56	$0.69	(18.8)%
Earnings per share, diluted, $	0.30	0.41	(26.8)%	0.56	0.69	(18.8)%
Basic shares outstanding (in millions)	119.4	120.0		119.7	120.0
Diluted shares outstanding (in millions)	119.6	120.5		119.8	120.5

U.S. GAAP operating margin	28%	29%	(135) bps	28%	29%	(91) bps
Pre-tax income from continuing operations	48.0	64.7	(25.8)%	92.0	110.9	(17.0)%
Please see “Definitions and Additional Notes”

Table 6: Components of U.S. GAAP Compensation Expense

($ in millions)	Three Months Ended June 30,			Six Months Ended June 30,
	2016	2015	Increase (Decrease)	2016	2015	Increase (Decrease)
Fixed compensation and benefits*	$34.0	$31.8	6.9%	$69.4	$65.3	6.3%
Sales-based compensation	4.4	5.3	(17.0)%	9.2	9.9	(7.1)%
Variable compensation**	41.0	72.2	(43.2)%	78.4	115.6	(32.2)%
Affiliate key employee distributions***	9.2	10.2	(9.8)%	17.5	18.7	(6.4)%
Non-cash Affiliate key employee equity revaluations	(1.1)	6.5	n/m	(2.4)	11.3	n/m
Total U.S. GAAP compensation expense	$87.5	$126.0	(30.6)%	$172.1	$220.8	(22.1)%
* For the three and six months ended June 30, 2015, $31.4 million and $64.9 million, respectively, of fixed compensation and benefits expense (of the $31.8 million and $65.3 million above) is included within economic net income, which excludes the revenue and compensation attributable to the non-recurring performance fee.

** For the three and six months ended June 30, 2015, $43.7 million and $87.1 million, respectively, of variable compensation expense (of the $72.2 million and $115.6 million above) is included within economic net income, which excludes the revenue and compensation attributable to the non-recurring performance fee.

*** Agrees to ENI Affiliate key employee distributions
Please see “Definitions and Additional Notes”

Financial Results: Non-GAAP Economic Net Income

For the three months ended June 30, 2016 and 2015, diluted economic net income per share, excluding the 2015 non-recurring performance fee was $0.30 and $0.32, respectively, on economic net income of $36.2 million and $38.0 million, respectively, a decrease of $(1.8) million, or (4.7)%.

For the six months ended June 30, 2016 and 2015, diluted economic net income per share, excluding the 2015 non-recurring performance fee was $0.57 and $0.63, respectively, on economic net income of $68.2 million and $75.3 million, respectively, a decrease of $(7.1) million, or (9.4)%.  See Table 7 for a reconciliation of U.S. GAAP net income to economic net income.

For the three months ended June 30, 2016 and 2015, ENI revenue (see Table 8) decreased $(7.8) million or (4.6)%, from $167.8 million to $160.0 million, driven primarily by a (4.7)% decrease in management fees from $164.9 million to $157.1 million. Average assets under management in those respective periods, excluding equity-accounted Affiliates (see Table 12), decreased (5.4)% to $186.8 billion, while the bps yield on these assets increased to 33.8 bps. Performance fee revenue was $(0.8) million for the current quarter, as a result of volatile markets and management fee adjustments in certain sub-advisory accounts. Total ENI operating expenses (see Table 9) grew 1.1% to $61.8 million, from $61.1 million in the prior-year quarter. Total operating expenses as a percentage of management fee revenue increased to 39.3% for the three months ended June 30, 2016, from 37.0% in the prior year period, primarily due to the decline of management fee revenue during the period. Of the $0.7 million increase in operating expense between the three months ended June 30, 2016 and 2015, $2.6 million was due to fixed compensation and benefits, primarily as a result of hires made in 2015 and annual cost of living increases and $0.7 million was a result of an increase in depreciation and amortization from additional fixed asset and technology investments, offset by a $(2.6) million reduction in general and administrative expense as a result of favorable foreign currency and lower sales-based compensation compared to the prior-year period. Total variable compensation fell (6.2)% quarter-over-quarter from $43.7 million to $41.0 million, while the ENI variable compensation ratio rose to 41.8% from 41.0%. The sum of operating expense and variable compensation declined $(2.0) million, or (1.9)% quarter-over-quarter; however, the greater (4.6)% decrease in revenue over this period resulted in a decline in OMAM’s ENI operating margin to 35.8% from 37.5%. Affiliate key employee distributions decreased (9.8)% quarter-over-quarter, from $10.2 million to $9.2 million, due to lower ENI operating earnings. The ratio of Affiliate key employee distributions over ENI operating earnings was 16.1%, compared to 16.2% in the year-ago quarter. Net interest expense was $(0.1) million for the three months ended June 30, 2016, compared to net interest expense of $(0.6) million in the prior-year period, reflecting lower levels drawn under our third party credit facility during the current quarter.

For the three months ended June 30, 2016, Adjusted EBITDA, excluding the non-recurring performance fee, was $50.3 million, down (7.5)% compared to $54.4 million for the same period of 2015. See Table 21 for a reconciliation of U.S. GAAP net income to EBITDA, Adjusted EBITDA and ENI.

For the six months ended June 30, 2016 and 2015, ENI revenue (see Table 8) decreased $(18.2) million or (5.5)%, from $331.1 million to $312.9 million, driven primarily by a (4.7)% decrease in management fees from $321.8 million to $306.7 million. Average assets under management in those respective periods, excluding equity-accounted Affiliates (see Table 12), decreased (6.6)% to $182.4 billion, while the bps yield on these assets rose from 33.2 bps to 33.8 bps primarily due to an increase in the mix of higher fee rate products. Net performance fees were $(0.8) million for the six months ended June 30, 2016, as a result of volatile markets and management fee adjustments in certain sub-advisory accounts. Total ENI operating expenses (see Table 9) grew 4.3% to $125.8 million, from $120.6 million in the prior-year period. Total operating expenses as a percentage of management fee revenue increased to 41.0% for the six months ended June 30, 2016, from 37.5% in the prior year period, due to the decline of management fee revenue during the period along with higher fixed compensation and benefits. Of the $5.2 million increase in operating expense between the six months ended June 30, 2016 and 2015, $4.5 million was due to fixed compensation and benefits, primarily as a result of hires made in 2015 and annual cost of living increases. Total variable compensation decreased (10.0)% period-over-period from $87.1 million to $78.4 million and the ENI variable compensation ratio remained relatively stable at 41.9% compared to 41.4%. While the sum of operating expense and variable compensation declined $(3.5) million, or (1.7)% period-over-period, the greater (5.5)% decrease in revenue over this period resulted in a decline in OMAM’s ENI operating margin to 34.7% from 37.3%. Affiliate key employee distributions decreased (6.4)% period-over-period, from $18.7 million to $17.5 million, due to lower ENI operating earnings. The ratio of Affiliate key employee distributions over ENI operating earnings was 16.1%, compared to 15.2% in the year-ago period, primarily due to the allocation of performance fee revenue in the six months ended June 30, 2015. Net interest expense was $0.4 million for the six months ended June 30, 2016, compared to net interest expense of $1.5 million in the prior-year period, reflecting lower levels drawn under our third party credit facility during the current period.

For the six months ended June 30, 2016, Adjusted EBITDA, excluding the non-recurring performance fee was $95.6 million, down (11.4)% compared to $107.9 million for the same period of 2015. See Table 21 for a reconciliation of U.S. GAAP net income to EBITDA, Adjusted EBITDA and ENI.

Table 7: Reconciliation of U.S. GAAP Net Income to Economic Net Income

($ in millions)		Three Months Ended June 30,		Six Months Ended June 30,
		2016	2015	2016	2015
U.S. GAAP net income		$36.3	$49.4	$67.1	$83.6
Adjustments to reflect the economic earnings of the Company:
i.	Non-cash key employee-owned equity and profit interest revaluations	(1.1)	6.5	(2.4)	11.3
ii.	Amortization and impairment of goodwill and acquired intangible assets	—	0.1	0.1	0.1
iii.	Capital transaction costs	1.6	—	1.7	—
iv.	Discontinued operations and restructuring	(1.4)	(0.7)	(1.6)	(0.9)
v.	ENI tax normalization	1.0	(3.2)	3.0	(2.8)
Tax effect of above adjustments, as applicable*		(0.2)	(2.7)	0.3	(4.6)
Economic net income (including the non-recurring performance fee)		36.2	49.4	68.2	86.7
Non-recurring performance fee, net**		—	(11.4)	—	(11.4)
Economic net income, excluding the non-recurring performance fee		$36.2	$38.0	$68.2	$75.3
* Reflects the sum of lines i., ii. and iii, multiplied by the 40.2% U.S. statutory tax rate (including state tax).
**In the second quarter of 2015, the Company recorded a non-recurring gross performance fee of $48.1 million. The $11.4 million represented the net amount accruing to OMAM after Affiliate contractual variable compensation, other directly related expenses, and the tax effect of the non-recurring performance fee calculated using a 40.2% tax rate

See Table 18 for a per-share presentation of the above reconciliation
Please see “Definitions and Additional Notes”

The following table identifies the components of ENI revenue:

Table 8: Components of ENI revenue

($ in millions)	Three Months Ended June 30,			Six Months Ended June 30,
	2016	2015	Increase (Decrease)	2016	2015	Increase (Decrease)
Management fees	$157.1	$164.9	(4.7)%	$306.7	$321.8	(4.7)%
Performance fees	(0.8)	0.5	n/m	(0.8)	4.1	n/m
Other income, including equity-accounted Affiliates	3.7	2.4	54.2%	7.0	5.2	34.6%
ENI revenue	$160.0	$167.8	(4.6)%	$312.9	$331.1	(5.5)%
See Table 19 for a reconciliation from U.S. GAAP revenue to ENI revenue
Please see “Definitions and Additional Notes”

The following table identifies the components of ENI operating expense:

Table 9: Components of ENI operating expense

($ in millions)	Three Months Ended June 30,			Six Months Ended June 30,
	2016	2015	Increase (Decrease)	2016	2015	Increase (Decrease)
Fixed compensation & benefits	$34.0	$31.4	8.3%	$69.4	$64.9	6.9%
General and administrative expenses	25.5	28.1	(9.3)%	52.0	52.5	(1.0)%
Depreciation and amortization	2.3	1.6	43.8%	4.4	3.2	37.5%
ENI operating expense	$61.8	$61.1	1.1%	$125.8	$120.6	4.3%
See Table 20 for a reconciliation from U.S. GAAP operating expense to ENI operating expense
Please see “Definitions and Additional Notes”

The following tables show our key non-GAAP operating metrics for the three and six months ended June 30, 2016 and 2015. We present these metrics because they are the measures our management uses to evaluate the profitability of our business and are useful to investors because they represent the key drivers and measures of economic performance within our business model. Please see “Definitions and Additional Notes” for an explanation of each ratio and its usefulness in measuring the economics and operating performance of our business.

Table 10: Key ENI operating metrics

($ in millions)	Three Months Ended June 30,			Six Months Ended June 30,
	2016	2015	Increase (Decrease)	2016	2015	Increase (Decrease)
Numerator: ENI operating earnings*	$57.2	$63.0	(9.2)%	$108.7	$123.4	(11.9)%
Denominator: ENI revenue	$160.0	$167.8	(4.6)%	$312.9	$331.1	(5.5)%
ENI operating margin	36%	38%	(179) bps	35%	37%	(253) bps

Numerator: ENI operating expense	$61.8	$61.1	1.1%	$125.8	$120.6	4.3%
Denominator: ENI management fee revenue	$157.1	$164.9	(4.7)%	$306.7	$321.8	(4.7)%
ENI operating expense ratio	39%	37%	229 bps	41%	37%	354 bps

Numerator: ENI variable compensation**	$41.0	$43.7	(6.2)%	$78.4	$87.1	(10.0)%
Denominator: ENI earnings before variable compensation***	$98.2	$106.7	(8.0)%	$187.1	$210.5	(11.1)%
ENI variable compensation ratio	42%	41%	80 bps	42%	41%	53 bps

Numerator: Affiliate key employee distributions	$9.2	$10.2	(9.8)%	$17.5	$18.7	(6.4)%
Denominator: ENI operating earnings*	$57.2	$63.0	(9.2)%	$108.7	$123.4	(11.9)%
ENI Affiliate key employee distributions ratio	16%	16%	(11) bps	16%	15%	95 bps

Numerator: Tax on economic net income	$11.7	$14.2	(17.6)%	$22.6	$27.9	(19.0)%
Denominator: Pre-tax economic net income	$47.9	$52.2	(8.2)%	$90.8	$103.2	(12.0)%
Economic net income effective tax rate	24.4%	27.2%	(278) bps	24.9%	27.0%	(215) bps
* ENI operating earnings represents ENI earnings before Affiliate key employee distributions and is calculated as ENI revenue, less ENI operating expense, less ENI variable compensation.
** Excludes variable compensation associated with the non-recurring performance fee.
*** ENI earnings before variable compensation is calculated as ENI revenue, less ENI operating expense.
Please see “Definitions and Additional Notes”

Recent Events

In July 2016, the Company issued $400.0 million of bonds, including $275.0 million of bonds with a coupon rate of 4.8% and a maturity date of July 27, 2026, and $125.0 million of bonds with a coupon rate of 5.125% and a maturity date of August 1, 2031. Please see “Balance Sheet and Capital Management” for more information.

In furtherance of its previously announced Managed Separation strategy, our Parent exercised its rights under our Shareholder Agreement to increase the size of our Board from seven to nine Directors, and appointed Ingrid Johnson, its Finance Director, and Russell Carmedy, its Senior Legal Counsel as Parent Directors, both effective as of August 4, 2016. Neither Ms. Johnson nor Mr. Carmedy will receive compensation from the Company for his/her service as a Director. Ms. Johnson and Mr. Carmedy receive compensation from the Parent as employees for their service on the Board.

Ms. Johnson has been the Group Finance Director of our Parent since July 2014. She was previously the Group Managing Executive: Retail and Business Banking for Nedbank Group (“Nedbank”). Ms. Johnson has 20 years of broad-based financial services experience with Nedbank in both line and financial roles.

Mr. Carmedy  joined our Parent as Senior Legal Counsel in 2016. Prior to joining our Parent, Mr. Carmedy practiced as a corporate  lawyer in The City of London for 32 years gaining experience at Freshfields Bruckhaus Deringer and Slaughter and May. He was Managing Partner of Gouldens prior to leading the merger of that firm with Jones Day, following which he became Managing Partner of Jones Day’s London Office.

Dividend Declaration

The Company’s Board of Directors approved a quarterly interim dividend of $0.08 per share payable on September 30, 2016 to shareholders of record as of the close of business on September 16, 2016.

About OMAM

OMAM is a global, multi-boutique asset management company with $218.8 billion of assets under management as of June 30, 2016. Its diverse Affiliates offer leading, alpha generating investment products to investors around the world. OMAM’s partnership approach, which includes equity ownership at the Affiliate level and a profit sharing relationship between OMAM and its Affiliates, aligns the interests of the Company and its Affiliates to work collaboratively in accelerating their growth. OMAM’s business model combines the investment talent, entrepreneurialism, focus and creativity of leading asset management boutiques with the resources and capabilities of a larger firm. For more information about OMAM, please visit the Company’s website at www.omam.com.

 Forward Looking Statements

This press release includes forward-looking statements, as that term is used in the Private Securities Litigation Reform Act of 1995, including information relating to anticipated growth in revenues, margins or earnings, anticipated changes in the Company’s business, anticipated future performance of the Company’s business, anticipated future investment performance of the Company’s Affiliates, expected future net cash flows, anticipated expense levels, changes in expense, the expected effects of acquisitions and expectations regarding market conditions.  The words or phrases ‘‘will likely result,’’ ‘‘are expected to,’’ ‘‘will continue,’’ ‘‘is anticipated,’’ ‘‘can be,’’ ‘‘may be,’’ ‘‘aim to,’’ ‘‘may affect,’’ ‘‘may depend,’’ ‘‘intends,’’ ‘‘expects,’’ ‘‘believes,’’ ‘‘estimate,’’ ‘‘project,’’ and other similar expressions are intended to identify such forward-looking statements. Such statements are subject to various known and unknown risks and uncertainties and readers should be cautioned that any forward-looking information provided by or on behalf of the Company is not a guarantee of future performance.

Actual results may differ materially from those in forward-looking information as a result of various factors, some of which are beyond the Company’s control, including but not limited to those discussed above and elsewhere in this press release and in the Company’s most recent Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 15, 2016 and the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 20, 2016. Due to such risks and uncertainties and other factors, the Company cautions each person receiving such forward-looking information not to place undue reliance on such statements. Further, such forward-looking statements speak only as of the date of this press release and the Company undertakes no obligations to update any forward looking statement to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

Conference Call Dial-in

The Company will hold a conference call and simultaneous webcast to discuss the results at 10:00 a.m. Eastern Time on August 4, 2016. The Company has also released an earnings presentation that will be discussed during the conference call. Please go to http://ir.omam.com to download the presentation. To listen to the call or view the webcast, participants should:

Dial-in:
Toll Free Dial-in Number:            (877) 201-0168
International Dial-in Number:        (647) 788-4901
Conference ID:                24898191
Link to Webcast:
http://event.on24.com/r.htm?e=1203705&s=1&k=2D11775B90172DB01107A659D764584C

Dial-in Replay:
A replay of the call will be available beginning approximately one hour after its conclusion either on OMAM’s website, at http://ir.omam.com or at:
Toll Free Dial-in Number:            (855) 859-2056
International Dial-in Number:        (404) 537-3406
Conference ID:                24898191

Financial Tables

Table 11: Assets Under Management Rollforward by Asset Class

($ in billions, unless otherwise noted)	Three Months Ended			Six Months Ended
	June 30, 2016	March 31, 2016	June 30, 2015	June 30, 2016	June 30, 2015
U.S. equity
Beginning balance	$78.6	$76.9	$85.5	$76.9	$87.3
Gross inflows	1.0	3.1	2.3	4.1	3.2
Gross outflows	(3.5)	(2.4)	(3.2)	(5.9)	(6.6)
Net flows	(2.5)	0.7	(0.9)	(1.8)	(3.4)
Market appreciation	2.5	0.5	0.8	3.0	1.5
Other	—	0.5	—	0.5	—
Ending balance	$78.6	$78.6	$85.4	$78.6	$85.4
Average AUM	$79.1	$75.7	$86.0	$77.3	$86.0

Global / non-U.S. equity
Beginning balance	$88.3	$84.8	$88.1	$84.8	$84.0
Gross inflows	2.2	4.2	3.2	6.4	7.6
Gross outflows	(1.5)	(2.4)	(2.3)	(3.9)	(4.9)
Net flows	0.7	1.8	0.9	2.5	2.7
Market appreciation	—	1.3	1.1	1.3	3.4
Other	—	0.4	0.6	0.4	0.6
Ending balance	$89.0	$88.3	$90.7	$89.0	$90.7
Average AUM	$88.9	$83.5	$90.8	$85.9	$88.4

Fixed income
Beginning balance	$14.1	$13.8	$15.3	$13.8	$15.2
Gross inflows	0.3	0.2	0.5	0.5	0.9
Gross outflows	(0.6)	(0.6)	(0.4)	(1.2)	(1.0)
Net flows	(0.3)	(0.4)	0.1	(0.7)	(0.1)
Market appreciation (depreciation)	0.5	0.7	(0.6)	1.2	(0.3)
Other	—	—	—	—	—
Ending balance	$14.3	$14.1	$14.8	$14.3	$14.8
Average AUM	$14.2	$13.9	$15.2	$14.0	$15.3

Alternative, real estate & timber
Beginning balance	$37.0	$36.9	$35.1	$36.9	$34.3
Gross inflows	0.6	1.9	1.5	2.5	2.8
Gross outflows	(0.4)	(0.3)	(0.6)	(0.7)	(0.9)
Hard asset disposals	(1.0)	(1.3)	(0.2)	(2.3)	(0.5)
Net flows	(0.8)	0.3	0.7	(0.5)	1.4
Market appreciation (depreciation)	0.7	0.6	(0.2)	1.3	(0.1)
Other	—	(0.8)	0.1	(0.8)	0.1
Ending balance	$36.9	$37.0	$35.7	$36.9	$35.7
Average AUM	$37.0	$37.4	$35.2	$37.2	$35.1

Total
Beginning balance	$218.0	$212.4	$224.0	$212.4	$220.8
Gross inflows	4.1	9.4	7.5	13.5	14.5
Gross outflows	(6.0)	(5.7)	(6.5)	(11.7)	(13.4)
Hard asset disposals	(1.0)	(1.3)	(0.2)	(2.3)	(0.5)
Net flows	(2.9)	2.4	0.8	(0.5)	0.6
Market appreciation	3.7	3.1	1.1	6.8	4.5
Other	—	0.1	0.7	0.1	0.7
Ending balance	$218.8	$218.0	$226.6	$218.8	$226.6
Average AUM	$219.2	$210.5	$227.2	$214.4	$224.8

Basis points: inflows	46.4	37.7	46.1	40.3	46.3
Basis points: outflows	32.1	40.0	31.4	36.1	30.4
Annualized revenue impact of net flows (in millions)	$(3.4)	$7.3	$13.5	$3.9	$24.8
Derived average weighted NCCF	(1.0)	2.1	3.9	1.1	7.2
Please see “Definitions and Additional Notes”

Table 12: Management Fee Revenue and Average Fee Rates on Assets Under Management

($ in millions, except AUM data in billions)	Three Months Ended						Six Months Ended
	June 30, 2016		March 31, 2016		June 30, 2015		June 30, 2016		June 30, 2015
	Revenue	Basis Pts	Revenue	Basis Pts	Revenue	Basis Pts	Revenue	Basis Pts	Revenue	Basis Pts
U.S. equity	$50.0	25	$47.4	25	$52.2	24	$97.4	25	$104.0	24
Global / non-U.S. equity	92.8	42	87.6	42	96.1	42	180.4	42	185.4	42
Fixed income	7.2	20	7.2	21	8.3	22	14.4	21	16.5	22
Alternative, real estate & timber	40.5	44	39.3	42	37.9	43	79.8	43	75.0	43
Weighted average fee rate on average AUM	$190.5	35.0	$181.5	34.7	$194.5	34.3	$372.0	34.9	$380.9	34.2
Less: Revenue from equity-accounted Affiliates	(33.4)		(31.9)		(29.6)		(65.3)		(59.1)
Management fee revenue	$157.1	33.8	$149.6	33.7	$164.9	33.5	$306.7	33.8	$321.8	33.2
Average AUM	$219.2		$210.5		$227.2		$214.4		$224.8
Average AUM excluding equity-accounted Affiliates	186.8		178.8		197.5		182.4		195.3
Please see “Definitions and Additional Notes”

Table 13: Assets Under Management by Strategy

($ in billions)	June 30, 2016	March 31, 2016	December 31, 2015	June 30, 2015
U.S. equity, small/smid cap	$7.1	$7.0	$6.9	$8.0
U.S. equity, mid cap value	9.6	10.1	9.5	9.8
U.S. equity, large cap value	58.8	58.4	57.4	62.7
U.S. equity, core/blend	3.1	3.1	3.1	4.9
Total U.S. equity	78.6	78.6	76.9	85.4
Global equity	30.8	30.2	29.4	30.2
International equity	37.8	38.0	37.0	36.7
Emerging markets equity	20.4	20.1	18.4	23.8
Total global/non-U.S. equity	89.0	88.3	84.8	90.7
Fixed income	14.3	14.1	13.8	14.8
Alternative, real estate & timber	36.9	37.0	36.9	35.7
Total assets under management	$218.8	$218.0	$212.4	$226.6
Please see “Definitions and Additional Notes”

Table 14: Assets Under Management by Affiliate

($ in billions)	June 30, 2016	March 31, 2016	December 31, 2015	June 30, 2015
Acadian Asset Management	$70.5	$69.6	$66.8	$74.8
Barrow, Hanley, Mewhinney & Strauss	90.2	90.3	89.2	97.1
Campbell Global	4.9	4.9	6.3	6.5
Copper Rock Capital Partners	4.9	4.9	4.7	4.4
Heitman*	30.3	30.6	29.1	27.7
Investment Counselors of Maryland*	1.9	1.8	1.8	2.2
Thompson, Siegel & Walmsley	16.1	15.9	14.5	13.9
Total assets under management	$218.8	$218.0	$212.4	$226.6
*Equity-accounted Affiliates
Please see “Definitions and Additional Notes”

Table 15: Assets Under Management by Client Type

($ in billions)	June 30, 2016		March 31, 2016		December 31, 2015		June 30, 2015
	AUM	% of total	AUM	% of total	AUM	% of total	AUM	% of total
Sub-advisory	$71.5	32.7%	$71.6	32.8%	$69.0	32.5%	$74.1	32.7%
Corporate / Union	43.8	20.0%	43.7	20.0%	42.9	20.2%	43.5	19.2%
Public / Government	69.6	31.8%	69.7	32.0%	68.9	32.4%	74.1	32.7%
Endowment / Foundation	4.6	2.1%	4.5	2.1%	4.4	2.1%	4.6	2.0%
Old Mutual Group	3.6	1.6%	3.6	1.7%	3.6	1.7%	4.0	1.8%
Commingled Trust/UCITS	15.7	7.2%	14.9	6.8%	14.0	6.6%	16.2	7.2%
Mutual Fund	2.3	1.1%	2.3	1.1%	2.5	1.2%	3.0	1.3%
Other	7.7	3.5%	7.7	3.5%	7.1	3.3%	7.1	3.1%
Total Assets Under Management	$218.8		$218.0		$212.4		$226.6
Please see “Definitions and Additional Notes”

Table 16: AUM by Client Location

($ in billions)	June 30, 2016		March 31, 2016		December 31, 2015		June 30, 2015
	AUM	% of total	AUM	% of total	AUM	% of total	AUM	% of total
U.S.	$175.0	80.0%	$175.1	80.3%	$171.8	80.9%	$180.0	79.4%
Europe	14.6	6.7%	14.1	6.5%	14.1	6.6%	15.5	6.9%
Asia	12.1	5.5%	12.1	5.6%	11.8	5.6%	12.2	5.4%
Middle East	0.3	0.1%	0.3	0.1%	0.3	0.1%	4.1	1.8%
Australia	6.8	3.1%	6.6	3.0%	6.1	2.9%	6.0	2.6%
Other	10.0	4.6%	9.8	4.5%	8.3	3.9%	8.8	3.9%
Total Assets Under Management	$218.8		$218.0		$212.4		$226.6
Please see “Definitions and Additional Notes”

Table 17: AUM NCCF, Annualized Revenue Impact of NCCF, Fee Rates and Derived Average Weighted NCCF

		AUM NCCF ($ billions)	Annualized Revenue Impact of NCCF ($ millions)	Weighted Average Fee Rate on Total Average AUM (bps)	Derived Average Weighted NCCF ($ billions)
2013	Q1	$3.0	$11.6	34.6	$3.4
	Q2	3.2	8.6	33.4	2.6
	Q3	1.0	5.8	33.4	1.7
	Q4	3.3	16.5	33.5	4.9
2014	Q1	(1.0)	(3.0)	33.7	(0.9)
	Q2	3.6	18.4	33.5	5.5
	Q3	3.1	19.1	33.1	5.8
	Q4	3.8	20.0	32.9	6.1
2015	Q1	(0.2)	11.3	34.0	3.3
	Q2	0.8	13.5	34.3	3.9
	Q3	(2.5)	0.7	34.5	0.2
	Q4	(3.2)	(6.6)	34.7	(1.9)
2016	Q1	2.4	7.3	34.7	2.1
	Q2	(2.9)	(3.4)	35.0	(1.0)
Please see “Definitions and Additional Notes”

Table 18: Reconciliation of per-share U.S. GAAP Net Income to Economic Net Income

($ in millions)		Three Months Ended June 30,		Six Months Ended June 30,
		2016	2015	2016	2015
U.S. GAAP net income per share		$0.30	$0.41	$0.56	$0.69
Adjustments to reflect the economic earnings of the Company:
i.	Non-cash key employee-owned equity and profit interest revaluations	(0.01)	0.05	(0.02)	0.10
ii.	Amortization and impairment of goodwill and acquired intangible assets	—	—	—	—
iii.	Capital transaction costs	0.01	—	0.01	—
iv.	Discontinued operations and restructuring	(0.01)	(0.01)	(0.01)	(0.01)
v.	ENI tax normalization	0.01	(0.02)	0.03	(0.02)
Tax effect of above adjustments, as applicable		—	(0.02)	—	(0.04)
Economic net income per share (including the non-recurring performance fee)		$0.30	$0.41	$0.57	$0.72
Please see “Definitions and Additional Notes”

Table 19: Reconciliation of U.S. GAAP revenue to ENI revenue

($ in millions)	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
U.S. GAAP revenue	$156.5	$213.5	$306.1	$374.1
Include investment return on equity-accounted Affiliates	3.5	2.4	6.8	5.1
Exclude the non-recurring performance fee	—	(48.1)	—	(48.1)
ENI revenue	$160.0	$167.8	$312.9	$331.1
Please see “Definitions and Additional Notes”

Table 20: Reconciliation of U.S. GAAP operating expense to ENI operating expense

($ in millions)	Three months ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
U.S. GAAP operating expense	$112.5	$150.6	$221.1	$266.8
Less: items excluded from economic net income
Affiliate key employee equity revaluations	1.1	(6.5)	2.4	(11.3)
Amortization of acquired intangible assets	—	(0.1)	(0.1)	(0.1)
Capital transaction costs	(1.6)	—	(1.7)	—
Other items excluded from ENI(1)	—	(0.1)	—	(0.1)
Less: items segregated out of U.S. GAAP operating expense
Variable compensation and other adjustments(2)	(41.0)	(72.6)	(78.4)	(116.0)
Affiliate key employee distributions	(9.2)	(10.2)	(17.5)	(18.7)
ENI operating expense	$61.8	$61.1	$125.8	$120.6
Please see “Definitions and Additional Notes”
(1) Other items include expenses (excluding compensation) associated with the non-recurring performance fee in 2015.
(2) For the three and six months ended June 30, 2015, $43.7 million and $87.1 million, respectively, of variable compensation expense (of the $72.6 million and $116.0 million above) is included within economic net income, which excludes the revenue and compensation attributable to the non-recurring performance fee and also includes fixed compensation and benefits associated with the non-recurring performance fee in 2015 of $0.4 million.

Table 21: Reconciliation of Net Income to EBITDA, Adjusted EBITDA and Economic Net Income

($ in millions)	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Net income	$36.3	$49.4	$67.1	$83.6
Net interest expense	0.5	0.6	1.0	1.5
Income tax expense (including tax expenses related to the non-recurring performance fee and discontinued operations)	13.6	16.6	27.1	28.8
Depreciation and amortization (including discontinued operations)	2.4	1.7	4.5	3.3
EBITDA	$52.8	$68.3	$99.7	$117.2
Non-cash compensation costs associated with revaluation of Affiliate key employee-owned equity and profit-sharing interests	(1.1)	6.5	(2.4)	11.3
EBITDA of discontinued operations	(1.9)	(1.3)	(2.2)	(1.5)
Other	(1.1)	—	(1.2)	—
Non-recurring performance fee before tax	—	(19.1)	—	(19.1)
Capital transaction costs	1.6	—	1.7	—
Adjusted EBITDA, excluding non-recurring performance fee	$50.3	$54.4	$95.6	$107.9
Net interest expense to third parties	(0.1)	(0.6)	(0.4)	(1.5)
Depreciation and amortization	(2.3)	(1.6)	(4.4)	(3.2)
Tax on economic net income	(11.7)	(14.2)	(22.6)	(27.9)
Economic net income, excluding non-recurring performance fee	$36.2	$38.0	$68.2	$75.3
Please see “Definitions and Additional Notes”

Table 22: Calculation of ENI Effective Tax Rate

($ in millions)	Three months ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Pre-tax economic net income(1)	$47.9	$52.2	$90.8	$103.2
Intercompany interest expense deductible for U.S. tax purposes	(17.7)	(17.7)	(35.4)	(35.2)
Taxable economic net income	30.2	34.5	55.4	68.0
Taxes at the U.S. federal and statutory rates(2)	(12.2)	(13.8)	(22.3)	(27.3)
Other reconciling tax adjustments	0.5	(0.4)	(0.3)	(0.6)
Tax on economic net income	(11.7)	(14.2)	(22.6)	(27.9)
Add back intercompany interest expense previously excluded	17.7	17.7	35.4	35.2
Economic net income, excluding the non-recurring performance fee	$36.2	$38.0	$68.2	$75.3
Economic net income effective tax rate(3)	24.4%	27.2%	24.9%	27.0%
(1) Pre-tax economic net income is shown before intercompany interest and tax expenses, and excludes the impact of the non-recurring performance fee in 2015.
(2) Taxed at U.S. Federal and Statutory rate of 40.2%
(3) The economic net income effective tax rate is calculated by dividing the tax on economic net income by pre-tax economic net income.
Please see “Definitions and Additional Notes”

Definitions and Additional Notes

References to “OMAM” or the “Company” refer to OM Asset Management plc; references to the “Parent” or “Old Mutual” refer to Old Mutual plc. OMAM operates its business through seven boutique asset management firms (the “Affiliates”). OMAM’s distribution activities are conducted in various jurisdictions through affiliated companies in accordance with local regulatory requirements.

Economic Net Income

The Company uses a non-GAAP performance measure referred to as economic net income (“ENI”) to represent its view of the underlying economic earnings of the business. ENI is used to make resource allocation decisions, determine appropriate levels of investment or dividend payout, manage balance sheet leverage, determine Affiliate variable compensation and equity distributions, and incentivize management. The Company’s ENI adjustments to U.S. GAAP include both reclassifications of U.S. GAAP revenue and expense items, as well as adjustments to U.S. GAAP results, primarily to exclude non-cash, non-economic expenses, or to reflect cash benefits not recognized under U.S. GAAP.

The Company re-categorizes certain line items on the income statement to:

•	include the Company’s share of earnings from equity-accounted Affiliates within other income, rather than investment income;

•	treat sales-based compensation as a general and administrative expense, rather than part of fixed compensation and benefits;

•	identify separately from operating expenses, variable compensation and Affiliate key employee distributions, which represent Affiliate earnings shared with Affiliate key employees.

The Company also makes the following adjustments to U.S. GAAP results to more closely reflect its economic results by excluding:

i.
non-cash expenses representing changes in the value of Affiliate equity and profit interests held by Affiliate key employees. These ownerships interests may in certain circumstances be repurchased by OMAM at a value based on a pre-determined fixed multiple of trailing earnings and as such this value is carried on the Company’s balance sheet as a liability. Non-cash movements in the value of this liability are treated as compensation expense under U.S. GAAP. However, any equity or profit interests repurchased by OMAM can be used to fund a portion of future variable compensation awards, resulting in savings in cash variable compensation that offset the negative cash effect of repurchasing the equity.

ii.
non-cash amortization or impairment expenses related to acquired goodwill and other intangibles as these are non-cash charges that do not result in an outflow of tangible economic benefits from the business.

iii.
capital transaction costs, including the costs of raising debt or equity, gains or losses realized as a result of redeeming debt or equity and direct incremental costs associated with acquisitions of businesses or assets.

iv.
the results of discontinued operations since they are not part of the Company’s ongoing business, and restructuring costs incurred in continuing operations which represent an exit from a distinct product or line of business.

v.
deferred tax resulting from changes in tax law and expiration of statutes, adjustments for uncertain tax positions, deferred tax attributable to intangible assets and other unusual items not related to current operating results to reflect ENI tax normalization.

The Company adjusts its income tax expense to reflect any tax impact of its ENI adjustments.  Please see Table 7 for a reconciliation of U.S. GAAP net income to economic net income.

Adjusted EBITDA

Adjusted EBITDA is defined as economic net income before interest, income taxes, depreciation and amortization. The Company notes that its calculation of Adjusted EBITDA may not be consistent with Adjusted EBITDA as calculated by other companies. The Company believes Adjusted EBITDA is a useful liquidity metric because it indicates the Company’s ability to make further investments in its business, service debt and meet working capital requirements. Please see Table 21 for a reconciliation of U.S. GAAP net income to EBITDA, Adjusted EBITDA and ENI.

Methodologies for calculating investment performance(1):

Revenue-weighted investment performance measures the percentage of management fee revenue generated by Affiliate strategies which are beating benchmarks. It calculates each strategy’s percentage weight by taking its estimated composite revenue over total composite revenues in each period, then sums the total percentage of revenue for strategies outperforming.

Equal-weighted investment performance measures the percentage of Affiliates’ scale strategies (defined as strategies with greater than $100 million of AUM) beating benchmarks. Each outperforming strategy over $100 million has the same weight; the calculation sums the number of strategies outperforming relative to the total number of composites over $100 million.

Asset-weighted investment performance measures the percentage of AUM in strategies beating benchmarks.  It calculates each strategy’s percentage weight by taking its composite AUM over total composite AUM in each period, then sums the total percentage of AUM for strategies outperforming.
______________________
(1) Barrow Hanley’s Windsor II Large Cap Value account AUM and return are separated from Barrow Hanley’s Large Cap Value composite in revenue-weighted, equal-weighted and asset-weighted outperformance percentage calculations.

ENI Operating Earnings

ENI operating earnings represents ENI earnings before Affiliate key employee distributions and is calculated as ENI revenue, less ENI operating expense, less ENI variable compensation. It differs from economic net income because it does not include the effects of Affiliate key employee distributions, net interest expense or income tax expense.

ENI Operating Margin

The ENI operating margin, which is calculated before Affiliate key employee distributions, is used by management and is useful to investors to evaluate the overall operating margin of the business without regard to our various ownership levels at each of the Affiliates. ENI operating margin is a non-GAAP efficiency measure, calculated based on ENI operating earnings divided by ENI revenue. The ENI operating margin is most comparable to our U.S. GAAP operating margin.

ENI management fee revenue

ENI Management fee revenue corresponds to U.S. GAAP management fee revenue.

ENI operating expense ratio

The ENI operating expense ratio is used by management and is useful to investors to evaluate the level of operating expense as measured against our recurring management fee revenue. We have provided this ratio since many operating expenses, including fixed compensation & benefits and general and administrative expense, are generally linked to the overall size of the business. We track this ratio as a key measure of scale economies at OMAM because in our profit sharing economic model, scale benefits both the Affiliate employees and OMAM shareholders.

ENI earnings before variable compensation

ENI earnings before variable compensation is calculated as ENI revenue, less ENI operating expense.

ENI variable compensation ratio

The ENI variable compensation ratio is calculated as variable compensation divided by ENI earnings before variable compensation. It is used by management and is useful to investors to evaluate consolidated variable compensation as measured against our ENI earnings before variable compensation. Variable compensation is usually awarded based on a contractual percentage of each Affiliate’s ENI earnings before variable compensation and may be paid in the form of cash or non-cash Affiliate equity or profit interests. Center variable compensation includes cash and OMAM equity. Non-cash variable compensation awards typically vest over several years and are recognized as compensation expense over that service period. The variable compensation ratio at each Affiliate will typically be between 25% and 30%.

ENI Affiliate key employee distribution ratio

The Affiliate key employee distribution ratio is calculated as Affiliate key employee distributions divided by ENI operating earnings. The ENI Affiliate key employee distribution ratio is used by management and is useful to investors to evaluate Affiliate key employee distributions as measured against our ENI operating earnings. Affiliate key employee distributions represent the share of Affiliate profits after variable compensation that is attributable to Affiliate key employee equity and profit interests holders, according to their ownership interests. At certain Affiliates, OMUS is entitled to an initial preference over profits after variable compensation, structured such that before a preference threshold is reached, there would be no required key employee distributions, whereas for profits above the threshold the key employee distribution amount would be calculated based on the key employee ownership percentages, which range from approximately 15% to 35% at our consolidated Affiliates.

U.S. GAAP operating margin

U.S. GAAP operating margin equals operating income from continuing operations divided by total revenue.

Annualized Revenue Impact of Net Flows (“NCCF”)

Annualized revenue impact of net flows represents the difference between annualized management fees expected to be earned on new accounts and net assets contributed to existing accounts, less the annualized management fees lost on terminated accounts or net assets withdrawn from existing accounts, including equity-accounted Affiliates. Annualized revenue is calculated by multiplying the annual gross fee rate for the relevant account by the net assets gained in the account in the event of a positive flow or the net assets lost in the account in the event of an outflow.

Hard asset disposals

Net flows in Table 1, Table 2 and Table 11 include hard asset disposals made by OMAM’s Affiliates.  This category is made up of investment-driven asset dispositions made by Heitman, a real estate manager, or Campbell, a timber manager.

Derived average weighted NCCF

Derived average weighted NCCF reflects the implied NCCF if annualized revenue impact of net flows represents asset flows at the weighted fee rate for OMAM overall (i.e. 35.0 bps in Q2 ‘16). For example, NCCF annualized revenue impact of $(3.4) million divided by the average weighted fee rate of OMAM’s overall AUM of 35.0 bps equals the derived average weighted NCCF of $(1.0) billion.

n/m

“Not meaningful.”